Exhibit 99.1

Neiman Marcus Group Expands Leadership Team

Adam Orvos Joins as Chief Financial Officer

DALLAS, TX — April 3, 2018 — Neiman Marcus Group announced today the appointment of Adam Orvos as the company’s new Chief Financial Officer.  Mr. Orvos will begin his new position on April 25, 2018 and will report directly to Geoffroy van Raemdonck, Chief Executive Officer, Neiman Marcus Group.

In his role, Adam will lead the finance, accounting, properties, capital planning, and spend management functions for Neiman Marcus Group whose portfolio of brands encompasses Neiman Marcus, Bergdorf Goodman, mytheresa, Neiman Marcus Last Call, and Horchow.  Adam assumes this role from Dale Stapleton, who has served as Interim Chief Financial Officer since June of 2017.  Dale has been with Neiman Marcus Group for more than 17 years, and will continue to serve as Senior Vice President and Chief Accounting Officer, a role he has held since 2010.

Adam began his retail career in 1987 with the May Department Stores Company in St. Louis.  In 1992, he joined the Foley’s division of May Stores in Houston, and was named Vice President and Controller in 2000 and Senior Vice President and Chief Financial Officer in 2004.  In 2006, Adam joined Belk Department Stores as Senior Vice President, Finance, Corporate Controller, and in 2009 he became their Executive Vice President of Human Resources.  After four years, Adam was appointed Chief Financial Officer, a role he held for three years.  While at Belk, among Adam’s key accomplishments was spearheading investments to create value and transform the company.  Adam was most recently at Total Wine & More where he served as Executive Vice President of Retail and most recently was promoted to Chief Executive Officer.

“With his substantial financial insights and business acumen, Adam is the ideal partner to drive Neiman Marcus Group’s continued transformation into an innovative, results-driven company committed to achieving targeted short- and long-term performance goals,” stated Geoffroy van Raemdonck, Chief Executive Officer, Neiman Marcus Group.

Neiman Marcus Group recently reported second quarter fiscal year 2018 results noting that the business saw the largest increase in comparable revenues since the fourth quarter of fiscal 2012.

Adam is a graduate of the University of Missouri with a Bachelor of Science degree in business administration.  He is relocating to Dallas with his wife.

About Neiman Marcus Group:

Neiman Marcus Group LTD LLC is a luxury, multi-branded, omni-channel fashion retailer conducting integrated store and online operations under the Neiman Marcus, Bergdorf Goodman, Neiman Marcus Last Call, Horchow, and mytheresa brand names. For more information, visit www.neimanmarcusgroup.com.

Contact:

Mimi Sterling

Neiman Marcus Group

mimi_sterling@neimanmarcus.com

+1 214 573 5682